Exhibit 2.n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in Pre-effective Amendment No. 1 to this Registration Statement on Form N-2 of our report dated December 6, 2006 relating to the financial statements and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Gladstone Capital Corporation, which appear in such Pre-effective Amendment No. 1 to the Registration Statement. We also consent to the reference to us under the heading “Experts” in Pre-effective Amendment No. 1 to the Registration Statement.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia
June 21, 2007